Exhibit 99(b)(2)

GUARANTY BANK
AND TRUST COMPANY


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                              January 26, 2001



Mr. Charles G. Masters
3400 82nd Way North
St. Petersburg, FL 33710

Dear Mr. Master:

   This letter serves to clarify and amend certain terms and conditions set forth in our firm commitment letter, dated January 19, 2001 (the "Firm commitment Letter"), pursuant to which Guaranty Bank and Trust Company will provide Bumgarner Enterprises, Inc. a loan of $8,500,000 (the "Loan"), pursuant to the terms and conditionsof the Firm Commitment Letter and the loan documents which were executed in connection thereto, as amended by this letter.

   We will lend $8,500,000 Bumgarner Enterprises, Inc. immediately upon (1) the consummation of the merger of Bumgarner Enterprises, Inc. with and into BEI Acquisition Corp., a wholly owned subsidiary of Ranger Industries, Inc. ("Ranger") (the "Merger"), and (2) our receipt of $9,000,000 from Ranger, after the consummation of the Merger, to be deposited into MMDA Account No. 21221494 and held as collateral for the loan.

   The Firm Commitment Letter remains in full force and effect except as modified hereby.

   We appreciate the opportunity to work with you and wish you much continued success. Please to no hesitate to call if you have any questions or comments. Thank you.

                              Sincerely,

                              /s/ Jack L. Moore

                              Jack L. Moore,
                              Senior Vice President

Cc: Herrick Lidstone

pgm